Exhibit 99.3

Texola Energy Corporation Announces Proposed Offering of Common Stock

VANCOUVER, CANADA – November 21, 2005 –Texola Energy Corporation (OTCBB: TXLA) today announced its intention to sell 500,000 shares of common stock for gross proceeds of $250,000. The private placement with three investors is anticipated to close within one week.

The common shares will be issued at $0.50 per share for gross proceeds of $250,000 and the proceeds of the offering will be used for general corporate purposes. The securities to be issued in the private placement will not be registered under the Securities Act of 1933, as amended, and, when issued, may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act of 1933.

For more information, please contact:

Investor Relations:

Gordon Nesbit

Equity Research Corp.

1-866-329-5488